Pricing Supplement No. 3 dated November 18, 1998
     (To Prospectus dated June 4, 1998, as supplemented by Prospectus Supplement dated October 19, 1998)


    Rule 424(b) (2)
    Registration Nos. 333-18345 & 333-54009


                                  $180,000,000
                           UNION PACIFIC CORPORATION
                          Medium-Term Notes, Series E



     Principal Amount:  $180,000,000, as follows:
          Credit Suisse First Boston
            Corporation                 -      $ 40,000,000
          J.P. Morgan Securities Inc.   -        40,000,000
          Lehman Brothers Inc.          -        30,000,000
          Salomon Smith Barney Inc.     -        70,000,000
                                               ------------
                                   Total:      $180,000,000
                                               ============
     Issue Price (Dollar Amount and Percentage of
     Principal Amount):  $180,000,000; 100%

     Settlement Date (Issue Date):  November 23, 1998

     Stated Maturity:  November 25, 2003

     Type of Note:
          [X]  Fixed Rate Note
          [ ]  Floating Rate Note
          [ ]  Inverse Floating Rate Note
          [ ]  Zero Coupon Note
          [ ]  Foreign Currency Note
          [ ]  Indexed Note

     Form:
          [X]  Book Entry
          [ ]  Definitive

     CUSIP No:  90782EGW8

     Interest Rate:  6.34%

     Interest Payment Dates: May 1 and November 1, commencing May 1, 1999

     Redemption Terms (at option of Union Pacific):
          [X]  Not redeemable prior to Stated Maturity
          [ ] Redeemable in accordance with the following terms:

     Repayment Terms (at option of the Holder):
          [X]  Not repayable prior to Stated Maturity
          [ ]  Repayable in accordance with the following
                terms:
     Sinking Fund Provisions:
          [X]  None
          [ ] Applicable in accordance with the following terms:

     Specified Currency (U.S. dollars, unless otherwise indicated):

     Agents:   Credit Suisse First Boston Corporation
               J.P. Morgan Securities Inc.
               Lehman Brothers Inc.
               Salomon Smith Barney Inc.

     Agents acting in capacity indicated below:
          [X]  As Agents
          [ ]  As Principals


     Agents' Commissions:  $900,000, as follows:
          Credit Suisse First Boston
               Corporation              -     $200,000

          J.P. Morgan Securities Inc.   -      200,000
          Lehman Brothers Inc.          -      150,000
          Salomon Smith Barney Inc.     -      350,000
                                              --------
                   Total:                     $900,000
                                              ========

     Net Proceeds to Union Pacific:  $179,100,000, as follows:
          Credit Suisse First Boston
               Corporation              -       $ 39,800,000
          J.P. Morgan Securities Inc.   -         39,800,000
          Lehman Brothers Inc.          -         29,850,000
          Salomon Smith Barney Inc.     -         69,650,000
                                                ------------
                    Total:                      $179,100,000
                                                ============
     Other: